Exhibit 99.1

DowDuPont Reports Second Quarter 2018 Results

•	GAAP EPS from Continuing Operations of $0.76; Adj. EPS Increases 41% to $1.37

•	GAAP Net Income from Continuing Operations of $1.8B; Op. EBITDA Up 29% to $5.7B

•	Net Sales Up 17% to $24.2B; Volume and Local Price Gains in All Divisions and All Regions

•	Cost Synergy Savings of >$375MM; Raises YoY Savings Target >15% to $1.4B

•	Expects 3Q Op. EBITDA Growth in All Divisions: Ag mid-20s percent; Materials Science high-single digits percent; Specialty Products mid-teens percent

Second Quarter Financial Highlights

•
GAAP earnings per share from continuing operations was $0.76. Adjusted earnings[1] per share increased 41 percent to $1.37, compared with pro forma adjusted earnings[1] per share in the year-ago period of $0.97. Adjusted earnings per share excludes significant items in the quarter totaling net charges of $0.50 per share and an $0.11 per share charge for DuPont amortization of intangible assets.

•
Net sales increased 17 percent to $24.2 billion, with double-digit growth in all divisions and gains in all geographic regions, from pro forma net sales of $20.7 billion in the year-ago period. The Agriculture division increased sales 25 percent, driven by a recovery from weather-related delays in the first quarter and local price gains. The Materials Science division grew sales 18 percent, with double-digit gains in all segments and in all regions. The Specialty Products division increased sales 10 percent, with gains in most segments and all regions.

•
Volume grew 10 percent on a pro forma basis from the year-ago period, with gains in all divisions and all regions, led by double-digit gains in U.S. & Canada and Asia Pacific. Agriculture volume increased 20 percent, primarily driven by a recovery from weather-related delays in the first quarter. Materials Science and Specialty Products volume increased 10 percent and 4 percent, respectively, both with gains in all segments and regions.

•	Local price rose 4 percent on a pro forma basis, with gains in all divisions and all regions, led by a 5 percent increase in Materials Science and a 4 percent increase in Agriculture.

•
Operating EBITDA[1] increased 29 percent on a pro forma basis from the year-ago period to $5.7 billion. Agriculture achieved 45 percent operating EBITDA growth. Specialty Products delivered operating EBITDA growth of 23 percent. Materials Science delivered operating EBITDA growth of 22 percent.

•	Operating EBITDA drivers in the quarter included volume and local price gains, cost synergies, currency, lower pension/OPEB costs[2] and higher equity earnings.

•
DowDuPont achieved cost synergy savings of more than $375 million in the quarter, reaching cumulative savings of nearly $900 million since merger close. The Company now expects to achieve year-over-year savings of $1.4 billion in 2018, a more than 15 percent increase from its previous target.

•	Cash flow from operations was $2.1 billion, driven by increased cash earnings.

•
The Company returned nearly $2 billion to shareholders in the quarter through dividends ($0.9 billion) and share repurchases ($1 billion). Since merger close, DowDuPont has returned $5.6 billion to shareholders.

(1)
Adjusted earnings per share, Pro forma adjusted earnings per share, Operating EBITDA and Pro forma operating EBITDA are non-GAAP measures. See page 9 for further discussion. Second quarter 2017 information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X.

(2)	Pension/OPEB (other post employment benefit plans) costs include all components of net periodic benefit cost from continuing operations.

CEO Quote
“We continued to deliver strong results in the second quarter, including double-digit gains in sales and operating EBITDA,” said Ed Breen, chief executive officer of DowDuPont. “Volume growth, local price gains and operating margin expansion were the key highlights, reflecting a clear focus from the businesses on execution. Our new product launches are resonating with customers, resulting in strong demand across each of our targeted end-markets. These are indicators that our three divisions are making a difference in the marketplace and for shareholders. We have great momentum and our employees are enthusiastic about the future of our intended industry-leading companies - Corteva, Dow and DuPont.”

Second Quarter Division Highlights

Agriculture

•
Net sales of $5.7 billion increased 25 percent from pro forma net sales of $4.6 billion in the year-ago period, driven by sales recovered from weather-related delays to the Northern Hemisphere planting season, local price gains and double-digit growth in insecticides. Volume rose 20 percent, local price grew 4 percent and currency added 1 percent.

•	Operating EBITDA of $1.7 billion rose 45 percent versus pro forma operating EBITDA of $1.2 billion in the prior-year period.

Volume growth primarily reflected sales recovered from weather-related delays to the start of the planting seasons in U.S. & Canada and EMEA, which benefited both Seed and Crop Protection, partly offset by lower expected planted area in U.S. & Canada. Price increases were driven by Seed from continued penetration of new corn hybrids and A-series soybeans. Total insecticide sales continued their growth trend and increased nearly 20 percent in the quarter, driven by strong demand creation efforts against competitive chemistries for Spinosyn™ products, and new product launches.

Operating EBITDA improvement reflected volume growth in U.S. & Canada and EMEA, higher selling prices in Seed, cost synergies, currency benefits and lower pension/OPEB costs, partly offset by lower expected planted area in U.S. & Canada, higher soybean royalty costs, increased research and development spending to continue advancing the pipeline and investments in digital platforms.

Agriculture First Half 2018 Results
First half net sales of $9.5 billion decreased 1 percent from pro forma net sales of $9.6 billion in the year-ago period. Local price improvement of 2 percent and currency benefits of 2 percent were more than offset by a volume decline of 5 percent. Price increases reflected continued penetration of new products, such as A-series soybeans. The volume change was driven by lower expected planted area in U.S. & Canada and a reduction in safrinha area in Brazil, partly offset by new product launches in Crop Protection, such as Arylex™ herbicides and Isoclast™, Pyraxalt™ and Spinosyn™ insecticides. Insecticide sales in the first half continued to perform well with 17 percent growth versus prior year.

Operating EBITDA of $2.6 billion was down 2 percent versus the same period last year. Cost synergies, favorable currency, lower pension/OPEB costs and sales gains in Crop Protection were more than offset by higher soybean royalty costs, lower expected planted area in U.S. and Canada, a weaker safrinha season, and investments to support new product launches and digital platforms.

Materials Science

•
Net sales increased 18 percent to $12.6 billion versus pro forma net sales in the year-ago period, with double-digit gains in all segments and in all regions. Volume grew 10 percent and local price rose 5 percent, both with gains in all segments and all regions. Currency improved 3 percent.

•	Operating EBITDA grew 22 percent to $2.6 billion versus pro forma operating EBITDA in the same quarter last year, with double-digit gains in most segments.

•	Equity earnings improved $175 million, driven by increased earnings from the Kuwait joint ventures and improved results from Sadara.

Performance Materials & Coatings
Performance Materials & Coatings achieved net sales of $2.6 billion, up 15 percent versus pro forma net sales of $2.3 billion in the year-ago period. Sales rose in all regions, led by double-digit increases in Asia Pacific, EMEA and Latin America. Local price increased 10 percent, with gains in all regions and in both businesses. Volume increased 2 percent and currency benefited sales by 3 percent.

Consumer Solutions delivered double-digit sales growth, driven by double-digit local price gains in all regions, disciplined price/volume management in upstream silicone intermediate products and continued delivery of growth synergies. Coatings & Performance Monomers achieved high single-digit sales growth, driven by local price increases in all regions in response to higher raw material costs, and volume gains in Asia Pacific and Latin America.

Operating EBITDA increased to $569 million, up 5 percent from pro forma operating EBITDA of $540 million in the year-ago period, primarily due to increases in price, as well as other tailwinds including currency and growth synergies.

Equity earnings for the segment totaled $36 million, compared with pro forma equity earnings of $41 million in the year-ago period.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure delivered net sales of $3.9 billion, up 29 percent versus pro forma net sales of $3.0 billion in the year-ago period. Double-digit sales gains were achieved in all regions. Volume grew 18 percent and local price rose 8 percent, both with gains in all regions. Currency benefited sales by 3 percent.

Polyurethanes & CAV delivered double-digit sales gains in all regions, driven by broad-based local price and volume growth. Volume growth was led by Asia Pacific, driven by the continued ramp up of capacity at the Sadara joint venture, and U.S & Canada on increased demand across vinyl chloride monomer (VCM) and methylene diphenyl diisocyanate (MDI). Industrial Solutions reported double-digit sales growth, driven by volume and local price gains in all regions. Volume growth was led by increasing production from the Sadara joint venture, as well as strong gains in downstream intermediates, including polyglycols and heat transfer fluids.

Operating EBITDA in the second quarter was $682 million, up 64 percent from pro forma operating EBITDA of $417 million in the year-ago period. Local price gains, cost synergies and improved equity earnings more than offset the impact of higher raw material costs.

Equity earnings for the segment totaled $96 million, compared with pro forma equity losses of $13 million in the year-ago period. The year-over-year growth was driven by a reduction in equity losses from the Sadara joint venture, resulting from the operation of new facilities, and higher monoethylene glycol (MEG) pricing that benefited the Kuwait joint ventures.

Packaging & Specialty Plastics
The Packaging & Specialty Plastics segment achieved net sales of $6.1 billion, up 12 percent from pro forma net sales of $5.4 billion in the year-ago period. Sales rose in all regions, with double-digit increases in Asia Pacific, EMEA and Latin America. Volume grew 8 percent, with gains in all regions, while local price increased 1 percent. Currency benefited sales by 3 percent, primarily in Europe.

The Packaging and Specialty Plastics business grew volume by 9 percent, with gains in all regions, supported by broad-based demand strength, new capacity additions on the U.S. Gulf Coast and increased Sadara production. Double-digit demand growth was achieved in food and specialty packaging, industrial and consumer packaging and rigid packaging end-markets. The business also delivered growth in elastomers applications, with double-digit volume gains in most regions, as well as high single-digit demand growth in wire and cable applications, led by U.S. & Canada and EMEA.

Operating EBITDA for the segment totaled $1.3 billion, up 14 percent from pro forma operating EBITDA of $1.2 billion in the year-ago period. Broad-based price increases; volume gains, including increased supply from growth projects; lower commissioning and startup costs; higher equity earnings; and cost synergies more than offset increased feedstock costs and higher year-over-year planned maintenance activity.

Equity earnings for the segment were $108 million, up from pro forma equity earnings of $37 million in the year-ago period, driven by higher contributions from the Kuwait joint ventures and improved results from the Sadara joint venture.

Specialty Products

•
Net sales increased 10 percent to $5.9 billion versus pro forma net sales in the year-ago period, with gains in all regions and in most segments. Volume grew 4 percent, local price rose 1 percent, currency improved 3 percent and portfolio benefited sales by 2 percent.

•	Operating EBITDA grew 23 percent to $1.6 billion versus pro forma operating EBITDA in the same quarter last year, with gains in most segments.

Electronics & Imaging
Electronics & Imaging delivered net sales of $1.2 billion, a decrease of 1 percent versus pro forma net sales in the year-ago period. Net sales declined as volume growth of 3 percent and a 1 percent benefit from currency were more than offset by a 5 percent negative impact from portfolio-related actions (sale of the Display Films business).

Volume growth in the segment was led by a double-digit gain in interconnect solutions and continued strength in semiconductor technologies, primarily in Asia Pacific. Continued demand for consumer electronics, as well as industrial applications, drove volume gains in interconnect solutions. Increased semiconductor content in end-use applications drove strong demand in both chemical mechanical planarization (CMP) and advanced packaging market segments. Partially offsetting this growth was a decline in photovoltaics on reduced demand for Tedlar® film and Solamet® paste as module production slowed in the quarter resulting from revised incentive policies in China.

Operating EBITDA for the segment was $372 million, down 9 percent from pro forma operating EBITDA of $410 million in the year-ago period. Cost synergies, volume growth, lower pension/OPEB costs and a currency benefit were more than offset by the absence of a prior-year gain on the sale of a business ($48 million) and higher unit costs.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.8 billion, an increase of 19 percent from pro forma net sales of $1.5 billion in the year-ago period. The increase was due to an 11 percent net benefit from portfolio, 4 percent from volume, 3 percent from currency, and 1 percent from local price. The net positive impact from portfolio-related actions was due to the acquisition of FMC’s Health & Nutrition business.

Volume growth in the segment was led by Nutrition & Health on improved demand for specialty proteins and continued gains in probiotics and pharmaceutical excipients, primarily in Asia Pacific and U.S. & Canada. Industrial Biosciences volumes grew on increased demand for bioactives in animal nutrition and home and personal care applications, coupled with a double-digit improvement in CleanTech, led by alkylation offerings in Asia Pacific and EMEA and acid equipment sales.

Operating EBITDA for the segment was $433 million, up 36 percent from pro forma operating EBITDA of $318 million in the year-ago period driven by a portfolio benefit, cost synergies, volume growth and lower pension/OPEB costs.

Transportation & Advanced Polymers
Transportation & Advanced Polymers reported net sales of $1.5 billion, up 14 percent from pro forma net sales of $1.3 billion in the year-ago period. Organic sales increased 11 percent with strength in both price and volume. Currency was a 3 percent benefit.

Volume gains of 6 percent reflected increases across all key end-markets, including strong demand in automotive, electronics, aerospace and healthcare. Volume was up in all regions, led by growth in Asia Pacific and EMEA.

Price increased 5 percent, mainly within nylon enterprise and polyesters, reflecting tight polymer supply and higher feedstock costs.

Operating EBITDA for the segment totaled $446 million, an increase of 45 percent from pro forma operating EBITDA of $308 million in the year-ago period. Price and volume gains, lower pension/OPEB costs, currency and cost synergies contributed to the improvement, partly offset by higher raw material costs and increased planned turnaround activity.

Safety & Construction
Safety and Construction delivered net sales of $1.4 billion up 6 percent from pro forma net sales of $1.3 billion in the prior year. Organic sales increased 4 percent and currency was up 2 percent.

Volume was up 3 percent, driven by strength in aramids and construction. Aramids growth was led by increased Nomex® thermal resistant fiber sales into industrial and aircraft markets and increased sales of Kevlar® high strength materials. Construction volumes increased due to end-market improvement. Volumes were up across most regions, with the strongest growth in U.S. & Canada and EMEA. Price was up 1 percent with gains across all businesses.

Operating EBITDA for the segment totaled $341 million, an increase of 30 percent from pro forma operating EBITDA of $262 million in the year-ago period. Lower pension/OPEB costs, increased volume, cost synergies and favorable currency more than offset higher raw material and freight costs.

Outlook

“Broad-based consumer strength continues to drive economic expansion and our underlying business growth,” said Howard Ungerleider, chief financial officer of DowDuPont. “Leading indicators, such as manufacturing output, employment, wages and consumer spending remain largely constructive, supporting increased global economic activity. We see some discrete headwinds, most notably currency fluctuations, particularly in Agriculture, and higher raw materials costs in all three divisions. Looking ahead, we continue to expect above-market growth through much of DowDuPont’s business portfolio, driven by our innovations, growth investments, geographic reach and leading market positions. We expect third quarter net sales to be up more than 10 percent and operating EBITDA up more than 12 percent year-over-year.”

Conference Call
The Company will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DowDuPont Investor Relations events and presentations page. A replay of the webcast will also be available on the investor events and presentations page of www.dow-dupont.com.

About DowDuPont™
DowDuPont (NYSE: DWDP) is a holding company comprised of The Dow Chemical Company and DuPont with the intent to form strong, independent, publicly traded companies in agriculture, materials science and specialty products sectors that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges. For more information, please visit us at www.dow-dupont.com.

Contact Information:

Investors: Greg Friedman greg.friedman@dupont.com +1 302-774-4994	Neal Sheorey nrsheorey@dow.com +1 989-636-6347

Media Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090	Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Cautionary Statement About Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words.

On December 11, 2015, The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) entered into an Agreement and Plan of Merger, as amended on March 31, 2017, (the “Merger Agreement”) under which the companies would combine in an all-stock merger of equals transaction (the “Merger”). Effective August 31, 2017, the Merger was completed and each of Dow and DuPont became subsidiaries of DowDuPont (Dow and DuPont, and their respective subsidiaries, collectively referred to as the "Subsidiaries").

Forward-looking statements by their nature address matters that are, to varying degrees, uncertain, including the intended separation, subject to approval of the Company’s Board of Directors and customary closing conditions of DowDuPont’s agriculture, materials science and specialty products businesses in one or more tax-efficient transactions on anticipated terms (the “Intended Business Separations”). Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the Company’s control. Some of the important factors that could cause DowDuPont’s, Dow’s or DuPont’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) costs to achieve and achieving the successful integration of the respective agriculture, materials science and specialty products businesses of Dow and DuPont, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, productivity actions, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined operations; (ii) costs to achieve and achievement of the anticipated synergies by the combined agriculture, materials science and specialty products businesses; (iii) risks associated with the Intended Business Separations, including conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances related to the Intended Business Separations, associated costs, disruptions in the financial markets or other potential barriers; (iv) disruptions or business uncertainty, including from the Intended Business Separations, could adversely impact DowDuPont’s business (either directly or as conducted by and through Dow or DuPont), or financial performance and its ability to retain and hire key personnel; (v) uncertainty as to the long-term value of DowDuPont common stock; and (vi) risks to DowDuPont’s, Dow’s and DuPont’s business, operations and results of operations from: the availability of and fluctuations in the cost of feedstocks and energy; balance of supply and demand and the impact of balance on prices; failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including trade disputes and retaliatory actions; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for the Company, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce the Company’s intellectual property rights; failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks are and will be more fully discussed in the current, quarterly and annual reports filed with the U. S. Securities and Exchange Commission by DowDuPont. While the list of factors presented here is, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DowDuPont’s, Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. None of DowDuPont, Dow or DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of DowDuPont’s 2017 annual report on Form 10-K.

Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings, Industrial & Infrastructure, and Packaging & Specialty Plastics segments; and for Specialty Products is based on the combined results of the Electronics & Imaging, Nutrition & Biosciences, Transportation & Advanced Polymers, and Safety & Construction segments. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

The Dow Diamond, DuPont Oval logo, DuPont™, the DowDuPont logo and all products, unless otherwise noted, denoted with ™, ℠ or ® are trademarks, service marks or registered trademarks of The Dow Chemical Company, E. I. du Pont de Nemours and Company, DowDuPont Inc. or their affiliates.

Merger of Equals
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the "Merger Agreement"), The Dow Chemical Company ("Dow") and E. I. du Pont de Nemours & Company ("DuPont") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont" or the "Company") and, as a result, Dow and DuPont became subsidiaries of DowDuPont Inc. (the "Merger"). Dow was determined to be the accounting acquirer in the Merger and, as a result, the historical financial statements of Dow, prepared under U.S. generally accepted accounting principles ("U.S. GAAP"), for the periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the historical consolidated financial statements and accompanying notes of both Dow and DuPont and has been prepared to illustrate the effects of the Merger, assuming the Merger had been consummated on January 1, 2016. For the three and six months ended June 30, 2017, pro forma adjustments have been made for (1) the preliminary purchase accounting impact, (2) accounting policy alignment, (3) the elimination of the effect of events that are directly attributable to the Merger Agreement (e.g., one-time transaction costs), (4) the elimination of the impact of transactions between Dow and DuPont, and (5) the elimination of the effect of consummated divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger. The unaudited pro forma financial information was based on and should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Dow and DuPont Quarterly Reports on Form 10-Q for the quarter ended June 30, 2017. The pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The results for the three and six months ended June 30, 2018, are presented on a U.S. GAAP basis.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what DowDuPont's results of operations actually would have been had the Merger been completed as of January 1, 2016, nor is it indicative of the future operating results of DowDuPont. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the Merger that may be incurred to achieve cost or growth synergies of DowDuPont. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated October 26, 2017.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. DowDuPont's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 15. DowDuPont does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses, potential future asset impairments and purchase accounting fair value adjustments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Adjusted earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items and the after-tax impact of amortization expense associated with DuPont's intangible assets. Pro forma adjusted earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with DuPont's intangible assets. Although amortization of DuPont's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings segment, the Industrial Intermediates & Infrastructure segment and the Packaging & Specialty Plastics segment; and for Specialty Products is based on the combined results of the Electronics & Imaging segment, the Nutrition & Biosciences segment, the Transportation & Advanced Polymers segment and the Safety & Construction segment. The Corporate segment is not included in the division metrics. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

DowDuPont Inc.
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
Net sales	$24,245	$13,834	$45,755	$27,064
Cost of sales	17,974	10,761	34,289	20,955
Research and development expenses	803	408	1,571	827
Selling, general and administrative expenses	1,933	720	3,647	1,479
Amortization of intangibles	488	157	962	312
Restructuring and asset related charges (credits) - net	189	(12)	451	(13)
Integration and separation costs	558	136	1,015	245
Equity in earnings of nonconsolidated affiliates	250	54	507	250
Sundry income (expense) - net	178	322	293	(122)
Interest expense and amortization of debt discount	360	226	710	445
Income from continuing operations before income taxes	2,368	1,814	3,910	2,942
Provision for income taxes on continuing operations	565	455	954	668
Income from continuing operations, net of tax	1,803	1,359	2,956	2,274
Loss from discontinued operations, net of tax	—	—	(5)	—
Net income	1,803	1,359	2,951	2,274
Net income attributable to noncontrolling interests	35	38	79	65
Net income available for DowDuPont Inc. common stockholders	$1,768	$1,321	$2,872	$2,209

Per common share data:
Earnings per common share from continuing operations - basic	$0.76	$1.08	$1.24	$1.82
Loss per common share from discontinued operations - basic	—	—	—	—
Earnings per common share - basic	$0.76	$1.08	$1.24	$1.82
Earnings per common share from continuing operations - diluted	$0.76	$1.07	$1.23	$1.79
Loss per common share from discontinued operations - diluted	—	—	—	—
Earnings per common share - diluted	$0.76	$1.07	$1.23	$1.79

Dividends declared per share of common stock	$0.76	$0.46	$1.14	$0.92
Weighted-average common shares outstanding - basic	2,308.9	1,211.8	2,312.9	1,207.2
Weighted-average common shares outstanding - diluted	2,323.6	1,229.0	2,329.0	1,225.5
Note: The consolidated statements of income for the three and six months ended June 30, 2018, reflect the results of Dow and DuPont and the consolidated statements of income for the three and six months ended June 30, 2017, reflect the results of Dow.

DowDuPont Inc.
Consolidated Balance Sheets

In millions, except per share amounts (Unaudited)	Jun 30, 2018	Dec 31, 2017
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2018: $116; 2017: $107)	$9,244	$13,438
Marketable securities	507	956
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $156; 2017: $127)	15,379	11,314
Other	4,924	5,579
Inventories	15,630	16,992
Other current assets	2,213	1,614
Total current assets	47,897	49,893
Investments
Investment in nonconsolidated affiliates	5,214	5,336
Other investments (investments carried at fair value - 2018: $1,730; 2017: $1,512)	2,538	2,564
Noncurrent receivables	578	680
Total investments	8,330	8,580
Property
Property	73,664	73,304
Less accumulated depreciation	38,440	37,057
Net property (variable interest entities restricted - 2018: $786; 2017: $907)	35,224	36,247
Other Assets
Goodwill	59,404	59,527
Other intangible assets (net of accumulated amortization - 2018: $6,451; 2017: $5,550)	32,102	33,274
Deferred income tax assets	1,701	1,869
Deferred charges and other assets	2,709	2,774
Total other assets	95,916	97,444
Total Assets	$187,367	$192,164
Liabilities and Equity
Current Liabilities
Notes payable	$2,794	$1,948
Long-term debt due within one year	4,606	2,067
Accounts payable:
Trade	7,983	9,134
Other	4,662	3,727
Income taxes payable	874	843
Accrued and other current liabilities	7,191	8,409
Total current liabilities	28,110	26,128
Long-Term Debt (variable interest entities nonrecourse - 2018: $147; 2017: $249)	26,850	30,056
Other Noncurrent Liabilities
Deferred income tax liabilities	5,885	6,266
Pension and other postretirement benefits - noncurrent	17,694	18,581
Asbestos-related liabilities - noncurrent	1,179	1,237
Other noncurrent obligations	7,767	7,969
Total other noncurrent liabilities	32,525	34,053
Stockholders' Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2018: 2,350,333,589 shares; 2017: 2,341,455,518 shares)	24	23
Additional paid-in capital	81,683	81,257
Retained earnings	30,432	29,211
Accumulated other comprehensive loss	(10,732)	(8,972)
Unearned ESOP shares	(145)	(189)
Treasury stock at cost (2018: 43,239,857 shares; 2017: 14,123,049 shares)	(3,000)	(1,000)
DowDuPont's stockholders' equity	98,262	100,330
Noncontrolling interests	1,620	1,597
Total equity	99,882	101,927
Total Liabilities and Equity	$187,367	$192,164

DowDuPont Inc.
Pro Forma Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
	As Reported	Pro Forma	As Reported	Pro Forma
Net sales	$24,245	$20,717	$45,755	$41,184
Cost of sales [1]	17,974	14,876	34,289	29,309
Research and development expenses [1]	803	788	1,571	1,569
Selling, general and administrative expenses [1]	1,933	1,770	3,647	3,580
Amortization of intangibles	488	435	962	863
Restructuring and asset related charges - net	189	148	451	299
Integration and separation costs	558	296	1,015	538
Equity in earnings of nonconsolidated affiliates	250	73	507	281
Sundry income (expense) - net [1]	178	141	293	(206)
Interest expense and amortization of debt discount	360	295	710	568
Income from continuing operations before income taxes	2,368	2,323	3,910	4,533
Provision for income taxes on continuing operations	565	440	954	721
Income from continuing operations, net of tax	1,803	1,883	2,956	3,812
Net income attributable to noncontrolling interests	35	48	79	85
Net income from continuing operations available for DowDuPont Inc. common stockholders	$1,768	$1,835	$2,877	$3,727

Per common share data:
Earnings per common share from continuing operations - basic	$0.76	$0.79	$1.24	$1.60
Earnings per common share from continuing operations - diluted	$0.76	$0.78	$1.23	$1.59

Weighted-average common shares outstanding - basic	2,308.9	2,325.0	2,312.9	2,320.4
Weighted-average common shares outstanding - diluted	2,323.6	2,347.7	2,329.0	2,344.4

1.
Amounts shown in the pro forma consolidated statements of income for the three and six months ended June 30, 2017, have been updated from the Company's Current Report on Form 8-K dated October 26, 2017, to reflect reclassifications required under Accounting Standards Update 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which was adopted on January 1, 2018 and required retrospective application.

DowDuPont Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Agriculture	$5,730	$4,595	$9,538	$9,644
Performance Materials & Coatings	2,599	2,255	4,903	4,318
Industrial Intermediates & Infrastructure	3,885	3,013	7,600	5,860
Packaging & Specialty Plastics	6,099	5,428	12,109	10,810
Electronics & Imaging	1,203	1,221	2,356	2,385
Nutrition & Biosciences	1,775	1,494	3,495	2,918
Transportation & Advanced Polymers	1,468	1,284	2,893	2,535
Safety & Construction	1,411	1,329	2,710	2,542
Corporate	75	98	151	172
Total	$24,245	$20,717	$45,755	$41,184
U.S. & Canada	$10,452	$8,898	$18,361	$17,613
EMEA [1]	6,294	5,336	13,213	11,144
Asia Pacific	5,398	4,499	10,188	8,573
Latin America	2,101	1,984	3,993	3,854
Total	$24,245	$20,717	$45,755	$41,184

Pro Forma Net Sales Variance by Segment, Geographic Region and Division	Three Months Ended Jun 30, 2018					Six Months Ended Jun 30, 2018
	Local Price & Product Mix	Currency	Volume	Portfolio / Other [2]	Total	Local Price & Product Mix	Currency	Volume	Portfolio / Other [2]	Total
Percent change from prior year
Agriculture	4%	1%	20%	—%	25%	2%	2%	(5)%	—%	(1)%
Performance Materials & Coatings	10	3	2	—	15	10	4	—	—	14
Industrial Intermediates & Infrastructure	8	3	18	—	29	10	4	16	—	30
Packaging & Specialty Plastics	1	3	8	—	12	1	3	8	—	12
Electronics & Imaging	—	1	3	(5)	(1)	—	2	2	(5)	(1)
Nutrition & Biosciences	1	3	4	11	19	1	4	4	11	20
Transportation & Advanced Polymers	5	3	6	—	14	5	4	5	—	14
Safety & Construction	1	2	3	—	6	1	3	3	—	7
Total	4%	2%	10%	1%	17%	3%	3%	4%	1%	11%
U.S. & Canada	4%	—%	13%	—%	17%	3%	—%	1%	—%	4%
EMEA [1]	4	7	6	1	18	4	10	4	1	19
Asia Pacific	3	2	15	—	20	3	3	13	—	19
Latin America	5	(1)	1	1	6	5	(1)	(1)	1	4
Total	4%	2%	10%	1%	17%	3%	3%	4%	1%	11%
Agriculture	4%	1%	20%	—%	25%	2%	2%	(5)%	—%	(1)%
Materials Science	5	3	10	—	18	5	4	8	—	17
Specialty Products	1	3	4	2	10	2	3	3	2	10
Total	4%	2%	10%	1%	17%	3%	3%	4%	1%	11%

1.	Europe, Middle East and Africa.

2.
Pro forma net sales for Agriculture excludes sales related to the November 30, 2017, divestiture of a portion of Dow AgroSciences' corn seed business in Brazil for the period January 1, 2017 through June 30, 2017. Pro forma net sales for Packaging & Specialty Plastics excludes sales related to the September 1, 2017, divestiture of the global Ethylene Acrylic Acid ("EAA") copolymers and ionomers business for the period January 1, 2017 through June 30, 2017. Portfolio & Other includes sales for the acquisition of the H&N Business acquired on November 1, 2017, impacting Nutrition & Biosciences. Portfolio & Other also reflects the following divestitures: SKC Haas Display Films group of companies (divested June 30, 2017) and the authentication business (divested on January 6, 2017), both impacting Electronics & Imaging; and, the divestiture of the global food safety diagnostic business (divested February 28, 2017), impacting Nutrition & Biosciences.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment [1]	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Agriculture	$1,685	$1,165	$2,576	$2,626
Performance Materials & Coatings	569	540	1,197	1,021
Industrial Intermediates & Infrastructure	682	417	1,336	929
Packaging & Specialty Plastics	1,330	1,163	2,631	2,277
Electronics & Imaging	372	410	729	737
Nutrition & Biosciences	433	318	851	635
Transportation & Advanced Polymers	446	308	883	629
Safety & Construction	341	262	695	554
Corporate	(182)	(190)	(351)	(401)
Total	$5,676	$4,393	$10,547	$9,007

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment [2]	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Agriculture	$3	$(1)	$2	$3
Performance Materials & Coatings	36	41	77	132
Industrial Intermediates & Infrastructure	96	(13)	245	60
Packaging & Specialty Plastics	108	37	167	69
Electronics & Imaging	6	6	13	12
Nutrition & Biosciences	5	5	8	11
Transportation & Advanced Polymers	1	6	4	6
Safety & Construction	8	5	13	11
Corporate	(13)	(13)	(22)	(23)
Total	$250	$73	$507	$281

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Income from continuing operations, net of tax	$1,803	$1,883	$2,956	$3,812
+ Provision for income taxes on continuing operations	565	440	954	721
Income from continuing operations before income taxes	$2,368	$2,323	$3,910	$4,533
+ Depreciation and amortization	1,496	1,338	2,980	2,706
- Interest income [3]	51	55	106	104
+ Interest expense and amortization of debt discount	360	295	710	568
- Foreign exchange gains (losses), net [3,4]	(57)	(170)	(155)	(255)
- Significant items [5]	(1,446)	(322)	(2,898)	(1,049)
Operating EBITDA [1]	$5,676	$4,393	$10,547	$9,007

1.
The Company uses Operating EBITDA (for the three and six months ended June 30, 2018) and Pro Forma Operating EBITDA (for the three and six months ended June 30, 2017), as its measure of profit/loss for segment reporting. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro Forma Operating EBITDA is defined as pro forma earnings (i.e., pro forma “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of adjusted significant items.

2.	Does not exclude the impact of significant items.

3.	Included in "Sundry income (expense) - net."

4.
Excludes a $50 million pretax foreign exchange loss significant item related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate during the six months ended June 30, 2018.

5.	For the three and six months ended June 30, 2017, significant items exclude the impact of one-time transaction costs directly attributable to the Merger and reflected in the pro forma adjustments.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,368	$1,768	$0.76
Less: Significant items
Inventory step-up amortization	(682)	(548)	(0.24)	Cost of sales
Integration and separation costs	(558)	(447)	(0.19)	Integration and separation costs
Restructuring and asset related charges - net	(189)	(150)	(0.06)	Restructuring and asset related charges (credits) - net
Net loss on divestiture and change in joint venture ownership [4]	(17)	(17)	(0.01)	Sundry income (expense) - net
Income tax related items [5]	—	(7)	—	Provision for income taxes on continuing operations
Total significant items	$(1,446)	$(1,169)	$(0.50)
Less: DuPont amortization of intangibles	(333)	(263)	(0.11)	Amortization of intangibles
Adjusted results (non-GAAP)	$4,147	$3,200	$1.37

Significant Items Impacting Pro Forma Results for the Three Months Ended Jun 30, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$2,323	$1,835	$0.78
Less: Significant items
Litigation related charges, awards and judgments [6]	137	80	0.03	Sundry income (expense) - net
Integration and separation costs	(296)	(200)	(0.08)	Integration and separation costs
Restructuring and asset related charges - net	(148)	(94)	(0.04)	Restructuring and asset related charges (credits) - net
Gain on divestiture [7]	7	5	—	Sundry income (expense) - net
Transaction costs and productivity actions	(22)	(15)	(0.01)	Cost of sales ($18 million); Selling, general and administrative expenses ($4 million)
Income tax related items [8]	—	(29)	(0.01)	Provision for income taxes on continuing operations
Total significant items	$(322)	$(253)	$(0.11)
Less: DuPont amortization of intangibles	(278)	(189)	(0.08)	Amortization of intangibles
Adjusted pro forma results (non-GAAP)	$2,923	$2,277	$0.97
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations, or pro forma "Net income from continuing operations available for DowDuPont Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."

4.	Includes a pretax gain of $24 million on Agriculture asset sales and a pretax loss of $41 million for post-closing adjustments related to the Dow Silicones ownership restructure.
5. Related to effects of U.S. Tax Reform.
6. Pretax gain related to a Dow patent infringement matter with Nova Chemicals Corporation.
7. Pretax gain related to post-closing adjustments on the 2015 split-off of Dow's chlorine value chain.
8. Related to the elimination of a DuPont tax benefit recorded in 2016 due to DuPont's second quarter 2017 principal U.S. pension plan contribution.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$3,910	$2,877	$1.23
Less: Significant items
Inventory step-up amortization	(1,385)	(1,166)	(0.50)	Cost of sales
Integration and separation costs	(1,015)	(803)	(0.34)	Integration and separation costs
Restructuring and asset related charges - net	(451)	(355)	(0.15)	Restructuring and asset related charges (credits) - net
Net gain (loss) on divestitures and change in joint venture ownership [4]	3	(2)	—	Sundry income (expense) - net
Income tax related items [5]	(50)	(116)	(0.05)	Sundry income (expense) - net ($50 million); Provision for income taxes on continuing operations ($78 million)
Total significant items	$(2,898)	$(2,442)	$(1.04)
Less: DuPont amortization of intangibles	(648)	(512)	(0.22)	Amortization of intangibles
Adjusted results (non-GAAP)	$7,456	$5,831	$2.49

Significant Items Impacting Pro Forma Results for the Six Months Ended Jun 30, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$4,533	$3,727	$1.59
Less: Significant items
Litigation related charges, awards and judgments [6]	(332)	(215)	(0.09)	Sundry income (expense) - net
Integration and separation costs	(538)	(362)	(0.15)	Integration and separation costs
Restructuring and asset related charges - net	(300)	(194)	(0.08)	Restructuring and asset related charges (credits) - net
Gains on divestitures [7]	169	91	0.04	Sundry income (expense) - net
Transaction costs and productivity actions	(48)	(31)	(0.02)	Cost of sales ($41 million); Selling, general and administrative expenses ($7 million)
Income tax related items [8]	—	71	0.03	Provision for income taxes on continuing operations
Total significant items	$(1,049)	$(640)	$(0.27)
Less: DuPont amortization of intangibles	(551)	(375)	(0.16)	Amortization of intangibles
Adjusted pro forma results (non-GAAP)	$6,133	$4,742	$2.02
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations, or pro forma "Net income from continuing operations available for DowDuPont Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."

4.
Includes a $20 million pretax gain related to Dow's sale of its equity interest in MEGlobal, a $24 million pretax gain on Agriculture asset sales and a pretax loss of $41 million for post-closing adjustments related to the Dow Silicones ownership restructure.

5. Related to effects of U.S. Tax Reform. Impacts include a $50 million pretax foreign exchange loss ($38 million after tax) related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate.
6. Reflects a pretax gain related to a Dow patent infringement matter with Nova Chemicals Corporation ($137 million) and a pretax charge for Dow AgroSciences' arbitration matter with Bayer CropScience ($469 million).
7. Reflects a pretax gain of $162 million related to the sale of DuPont's global food safety diagnostics business and a pretax gain of $7 million related to post-closing adjustments on the 2015 split-off of Dow's chlorine value chain.
8. Related to the elimination of a DuPont tax benefit recorded in 2016 due to DuPont's second quarter 2017 principal U.S. pension plan contribution (expense of $29 million) and a reduction in DuPont's unrecognized tax benefits and reversal of associated interest due to the closure of various tax statutes of limitations (benefit of $100 million).